LIST OF SUBSIDIARIES	Exhibit 21.1

Muscle Maker, Inc. serves as a holding company of the following subsidiaries:

●	Muscle Maker Development, LLC, a directly wholly owned subsidiary, which was formed in Nevada on July 18, 2019 for the purpose of running our existing franchise operations and continuing to franchise the Muscle Maker Grill name and business system to qualified franchisees.

●	Muscle Maker Corp. LLC, a directly wholly owned subsidiary, which was formed in Nevada on July 18, 2019 for the purposes of developing new corporate stores and to also operate these new and existing corporate restaurants.

○	MMG Ft. Bliss, Inc, a wholly owned subsidiary, which was formed in Texas on January 28, 2016 to run a Company-owned restaurant.

○	MMG Tribeca, Inc, a wholly owned subsidiary, which was formed in New Jersey on July 21, 2026 to run a Company-owned restaurant.

●	Muscle Maker USA, Inc., a directly wholly owned subsidiary, which was formed in Texas on March 14, 2019 for the purpose of holding specific assets related to a company financing arrangement.

●	Muscle Maker Development International. LLC, a directly wholly owned subsidiary, which was formed in Nevada on November 13, 2020 to franchise the Muscle Maker Grill name and business system to qualified franchisees internationally.

●	SuperFit Foods, LLC, a directly wholly owned subsidiary, which was formed in Nevada on February 23, 2021 for the purpose of running our subscription based fresh-prepared meal prep business located in Jacksonville, Florida.

●	TNB Holdings LLC, a directly wholly owned subsidiary, which was formed in Connecticut for the purpose of running our existing Company-owned location.

○	Pokemoto LLC, a directly wholly owned subsidiary, which was formed in Nevada on August 19, 2021 to serve as a holding Company of the following subsidiaries.

■	TNB Holdings II LLC, a directly wholly owned subsidiary, which was formed in Connecticut for the purpose of running our existing Company-owned location.

■	LB Holdings LLC, a wholly owned subsidiary, which was formed in Connecticut for the purpose of running our existing Company-owned location.

■	GLL Enterprises LLC, a wholly owned subsidiary, which was formed in Connecticut for the purpose of running our existing Company-owned location.

■	PKM Stamford LLC, a wholly owned subsidiary, which was formed in Connecticut for the purpose of running our existing Company-owned location.

■	Poke Co LLC, a wholly owned subsidiary, which was formed in Connecticut for the purpose of running our existing Company-owned location.

■	Pokemoto Orange Park LLC, a wholly owned subsidiary, which was formed in Nevada on March 31, 2022 for the purpose of running Company-owned locations.

■	Pokemoto Kansas LLC, a wholly owned subsidiary, which was formed in Nevada on July 28, 2022 for the purpose of running Company-owned locations.

●	Poke Co Holdings LLC, a directly wholly owned subsidiary, which was formed in Connecticut on July 18, 2018 to franchise the Pokemoto name and business system to qualified franchisees.

Sadot LLC, a directly wholly owned subsidiary, which was formed in Delaware on October 19, 2022 to participate in activities such as sourcing, distributing and production of agriculture products.